EXHIBIT 10.64

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2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623-9534 Telephone: (714) 246-2600 Fax: (714) 246-5918
David E.I. Pyott
Chairman of the Board
and Chief Executive Officer

August 15, 2014

Jeffrey L. Edwards
7 Ladbrook Grove
Coto de Caza, CA 92679

Dear Jeff,
We thank you for your many contributions as Executive Vice President, Finance and Business Development and Chief Financial Officer (“CFO”), and we are pleased you are willing to remain a part of the team. Accordingly, we present you with this offer of employment as Senior Vice President of Finance and Special Advisor, reporting to James M. Hindman, performing duties as mutually agreed up on by you and Jim. This offer and its associated compensation package have been approved by the Allergan Board of Directors and, if accepted by you, will be effective as of August 19, 2014 (the “Effective Date”) until December 31, 2014, at which time your active service will end. You will then remain on the Allergan payroll and take vacation time until your vacation balance is reduced to zero (0). Of course, this is contingent upon your resignation from the CFO position.
If accepted, this position will be based at Allergan’s Corporate Headquarters in Irvine, California, however, it is assumed that you will exclusively telecommute. Necessary equipment for telecommuting will be provided to you, at Allergan’s expense.
The specifics of the offer are as follows:
Base Salary/Schedule
Beginning on the Effective Date, your annual base salary will be USD $400,000 for a full-time forty (40) hour work week, paid in accordance with Allergan’s customary payroll practices. Your salary will be prorated for your work schedule, which will be thirty (30) hours per week (USD $300,000).

Management Bonus Plan Participation
You will continue to be eligible to participate in the 2014 Allergan Management Bonus Plan (the “Bonus Plan”). Your new bonus target will be 45% of your annual base salary, prorated beginning on the Effective Date (at the CFO target of 75% until the Effective Date and at the SVP target of 45% from and including the Effective Date) and continuing through December 31, 2014 and will be paid, if at all, in accordance with the terms and conditions of the Bonus Plan.

Long-Term Incentive Plan
You will not be eligible to receive future grants under the Allergan Long-Term Incentive Plan (the “Incentive Award Plan”) as of the Effective Date.
Outstanding equity awards will continue to vest according to the terms and conditions of those grants and the Incentive Award Plan.

U.S. Executive Perquisites
You will receive executive perquisites commensurate with a Grade 13 executive as described below:

•	Tax and Financial Planning Service Fees: USD $8,000; and

•	Annual Miscellaneous Allowance: USD $8,000.
These amounts will be prorated to your work schedule (USD $6,000, respectively).

Executive Stock Ownership Requirement
As of the Effective Date you will no longer be subject to Allergan’s Executive Stock Ownership Requirements; provided that you will continue to be subject to Allergan’s Insider Trading Policy for the duration of your employment. You are encouraged to speak directly with Arnold A. Pinkston, Executive Vice President and General Counsel with any stock trading questions.

Change in Control and Severance Benefits
Other than equity acceleration in the case of a change in control, you will not be eligible to receive cash or benefits under the Change in Control or Severance Pay Plan as of the Effective Date.

Benefits
You will receive the complete suite of employee benefits associated with a position at the grade 13 vice president level with the exception of those highlighted earlier related to Change in Control and Severance. A thirty-hour (30) schedule receives full-time benefits coverage. Specific benefits material is enclosed with this offer letter.

Vacation
You will retain your accrued, unused vacation and remain eligible for vacation accrual based on the U.S. country schedule for executives, prorated for your scheduled workweek. Upon expiration of your term of employment, you will be paid for any unused vacation time at the rate of compensation of the CFO role (USD $664,000). You will accrue vacation at the rate of 9.23 hours bi-weekly prorated to your work schedule (6.92 hours earned bi-weekly).

Jeff, Allergan looks forward to continuing its productive partnership with you and, again, thank you for your many incredible contributions.

Respectfully and with Great Appreciation,

/S/ DAVID E.I. PYOTT

Enclosure